Exhibit 10.3
PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT
BURFORD CAPITAL LIMITED
2025 OMNIBUS INCENTIVE COMPENSATION PLAN
Unless otherwise defined in this Performance-Based Restricted Share Unit Award Agreement (this “Agreement”), capitalized terms used herein shall have the same meanings ascribed to them in the Burford Capital Limited 2025 Omnibus Incentive Compensation Plan (as amended, supplemented or otherwise modified from time to time, the “Plan”), which is incorporated herein by reference.
SECTION 1.General. The Participant named below has been granted an award (this “Award”) of PSUs, subject to the terms and conditions set forth in the Plan and this Agreement. Each PSU represents the right to receive one Share or, if determined by the Committee in its sole discretion, an amount of cash equal to the Fair Market Value of one Share. The PSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

Participant Name:	[_____]
Employer Entity:	[_____]
Total Number of PSUs:	[_____]
Grant Date:	[_____] (the “Grant Date”)
Performance Period:	[_____] – [_____]
Performance Goals:	[_____]
[_____]
SECTION 2.Vesting. Except as otherwise provided herein or in an Individual Agreement, on the third anniversary of the Grant Date (the “Vesting Date”), provided the Participant remains continuously in active employment with the Company or one of its Affiliates from the Grant Date through the Vesting Date, the PSUs shall vest (if at all) based upon the achievement of either Performance Goal during the Performance Period, as determined and certified by the Committee as soon as reasonably practicable after the end of the Performance Period. For the avoidance of doubt, if the Committee determines that neither Performance Goal was satisfied, the PSUs will be forfeited for no consideration.
SECTION 3.Settlement. Except as otherwise provided herein or in the Plan, vested PSUs shall be settled in Shares as soon as practicable after the Vesting Date (and in no event later than 60 days following the Vesting Date), subject to Section 7. Notwithstanding the foregoing, in lieu of delivering Shares, the Committee may (in its sole discretion) settle the Award by making a cash payment to the Participant of an amount that is equal to the Fair Market Value of the Shares underlying the vested PSUs (if any), subject to Section 7.
SECTION 4.Dividend Equivalents. Each PSU shall be credited with dividend equivalents, which shall be withheld by the Company or its Affiliates and credited to the Participant’s account. Dividend equivalents credited to the Participant’s account and attributable to a PSU shall be distributed in cash (without interest) to the Participant at the same time as the underlying Share is delivered upon settlement of such PSU and, if such PSU is forfeited, the Participant shall have no right to such dividend equivalents. For the avoidance of doubt, if the number of PSUs under this Agreement is prorated, the right to receive a cash amount in respect of dividends shall also be correspondingly prorated.
SECTION 5.Termination of Employment. Except as otherwise provided herein, in the Plan or in any applicable Individual Agreement, if, at any time prior to the Vesting Date, the Participant’s employment with the Company and its Affiliates terminates for any reason (including any termination of employment by the Participant for any reason or by the Company and its Affiliates with or without Cause), then any unvested PSUs shall be immediately forfeited without consideration.
SECTION 6.Termination of Employment Due to the Participant’s Death, Disability or Retirement. Notwithstanding Section 5 and subject to the terms of the Plan, if, prior to the Vesting Date, the Participant’s employment is (a) terminated due to the Participant’s death or Disability or (b) terminated for any reason (other than by the Company or its Affiliates for Cause) while the Participant is eligible for Retirement (whether prior to, concurrent with or following a Change of Control), then, in the case of each of clauses (a) and (b), the PSUs shall remain outstanding and eligible to vest on the Vesting Date (subject to achievement of either Performance Goal in accordance with Section 2) and settle in accordance with Section 3, subject to compliance with any post-employment obligations owed by the Participant to the Company and its Affiliates (including any obligations pursuant to an Individual Agreement).
SECTION 7.Withholding. The Company or its Affiliates will withhold the value of any applicable federal, state, local or other taxes in respect of this Award. Subject to Applicable Law, the Company or its Affiliates shall satisfy such tax withholding obligation by withholding Shares to which the Participant is otherwise entitled pursuant to this Award in an amount equal to such tax withholding obligation (based on a withholding rate no less than the Participant’s minimum statutory tax withholding rate and no greater than the Participant’s maximum statutory tax rate, in each case, applicable in the Participant’s jurisdiction (in a manner limited so as to avoid adverse accounting treatment for the Company and permitted under applicable withholding rules promulgated by the U.S. Internal Revenue Service or other applicable governmental entity in the Participant’s jurisdiction)). Notwithstanding the foregoing, it is the Participant’s responsibility to properly report all income and remit all federal, state, local or other taxes that may be due to the relevant taxing authorities in connection with this Award.
SECTION 8.Miscellaneous. (a) No Waiver. Any right of the Company or its Affiliates contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party hereto shall operate as a waiver of any other right, as a waiver of the same right with respect to any subsequent occasion for its exercise or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)Notices. The Participant agrees to accept by email all documents relating to the Plan, this Award and any Shares acquired upon settlement of the PSUs and all other documents that the Company or its Affiliates is required to deliver to its shareholders. The Participant also agrees that the Company or its Affiliates may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company or its Affiliates. The Participant may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with the Participant’s ability to access the documents.
(c)Assignment; Enforceability. The terms of this Agreement shall be binding upon and inure to the benefit of the Company or any of its Affiliates, as the case may be, and their respective successors and assigns, and of the Participant and the Participant’s executors, heirs and legal representatives. The Company may assign its rights, interests and obligations hereunder to its Affiliates or a third party and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.
(d)Mediation and Arbitration. Any dispute, controversy or claim arising out of, or relating to, the Plan or this Agreement shall be resolved by confidential final and binding arbitration by three arbitrators seated in London with English law governing any legal issues relating to the arbitration, administered by, and in accordance with, the then-existing London Court of International Arbitration

(“LCIA”) Rules. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) shall be resolved by the arbitrators. The costs of the arbitration tribunal and the LCIA will be paid by the Company. The other costs of the arbitration or any subsequent judicial proceeding shall be reserved to the discretion of the arbitral tribunal or the court, respectively, with the proviso that while the tribunal or the court is free to order the Company to pay all such costs or to order each party to pay its own costs, the tribunal or the court shall not order the Participant to pay the Company’s costs regardless of the outcome of the proceeding, and security for costs shall not be ordered.
(e)Headings. Headings to sections herein are inserted for convenience only and are not intended to be part of or to affect the meaning of this Agreement.
(f)Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute one and the same instrument.
(g)Delivery by PDF. Delivery by email PDF of an executed counterpart of any signature page to this Agreement shall have the same effectiveness as delivery of a manually executed counterpart thereof.
(h)Entire Agreement. The Plan, together with this Agreement and the Individual Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company or any of its Affiliates and the Participant with respect to the subject matter hereof.
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